                                                                    EXHIBIT 23
REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Crown Paper Co.:

We have audited the consolidated balance sheet of Crown Paper Co. and subsidiaries, as described in Note 2, as of December 31, 1995 and the related consoldiated statements of operations, cash flows, and changes in equity for each of the two years in the period ended December 31, 1995 listed in the index on page 8 of this form 10-K. These financial statements are the responsibility of the management of Crown Paper Co. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown Paper Co. and subsidiaries, as described in Note 2, as of December 31, 1995, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in the last paragraph to Note 9, the Company has revised certain balance sheet amounts previously reported in the 1995 financial statements related to accounting for pension plans.


                                           COOPERS & LYBRAND L.L.P.

Oakland, California
February 23, 1996